EXHIBIT 10.1
Settlement Agreement
This Settlement Agreement is entered into as of this 13th day of February 2015 (the “Effective Date”) among Johnson & Johnson (“J&J”), Guidant LLC (“Guidant”), and Boston Scientific Corporation (“BSC”) (collectively, the “Parties”);
Whereas, on September 25, 2006, J&J commenced an action in the United States District Court for the Southern District of New York (Civil Action No. 06-7685 (RJS)) (the “Litigation”) that, after various pre-trial proceedings, proceeded to trial on J&J’s claim of breach of contract against Guidant on November 20-25 and December 15-19, 2014, with closing arguments heard on January 21, 2015;
Whereas, BSC contends that J&J has infringed BSC’s patents or other rights in or relating to S.M.A.R.T.®, S.M.A.R.T.® Control®, and  S.M.A.R.T.® Flex stent products (“Stents”).
Whereas, the Parties wish to settle and resolve all disputes, potential disputes, claims and counterclaims arising out of, in connection with or related to the Litigation and potential or threatened claims regarding the Stents;
Now, therefore, in consideration of the mutual promises contained herein, the Parties represent, warrant, acknowledge and agree as follows:
1.Intent of the Settlement Agreement. The Parties’ intent in entering this Settlement Agreement is to settle and resolve, fully and forever, all disputes, and claims arising out of the Litigation or the allegations made therein, in accordance with the obligations and pursuant to the terms contained herein.
2.Stipulation Dismissing Pending Action. As material consideration for the execution of this Settlement Agreement, counsel for J&J and Guidant shall within three business days of Guidant’s payment to J&J of the Settlement Payment described in Paragraph 3 below execute and promptly thereafter file a stipulation dismissing the Litigation with prejudice in the form attached as Exhibit A.
3.Payment to J&J. As material consideration for the execution of this Settlement Agreement, Guidant shall cause to be paid to J&J $300 million within 10 days of the Effective Date and $300 million within 60 days of the Effective Date (collectively the “Settlement Payment”).

4.Covenant by BSC. As material consideration for the execution of this Settlement Agreement, BSC hereby covenants that neither it nor its affiliates will commence proceedings of any kind, or assist any third party in commencing any proceedings of any kind, against J&J or its affiliates (or their respective, directors, trustees, officers, employees, distributors, manufacturers or customers) (together, the “J&J Group”) anywhere in the world for patent infringement or seeking damages, injunctive relief or any other remedy for patent infringement based on J&J or its affiliates’ making, having made, using, selling, offering for sale or importing the Stents. This covenant shall be binding upon the successors or assigns of BSC and the licensees, successors or assigns of any patents or patent applications at any time owned or controlled by BSC or its affiliates. J&J or its affiliate may assign this covenant to no more than one company that is owned or controlled or under common control of J&J. In the event of a merger, consolidation or sale of all or substantially all of its business relating to the Stents, J&J may assign this covenant once to a single successor, provided that J&J and its affiliates retain the benefit of this covenant for activities arising before such assignment. For the avoidance of doubt, J&J’s non-affiliate assignees of or successors to this agreement may not assign, transfer, sell or otherwise convey the benefits of this covenant. This covenant may not be assigned except as expressly provided in this Paragraph 4. The benefits of this agreement do not extend to any third party for whom J&J or its assignee has manufactured Stents for resale by the third party as its own branded product. Nothing in this Settlement Agreement grants or is intended to grant J&J or its assignee or successor a license to BSC’s patents or other rights relating to the Stents.
5.Release by Guidant. Guidant and each of its parents, subsidiaries and affiliates and each of their present and former directors, managing directors, officers, employees, agents, and representatives (the “Guidant Group”) hereby release and forever discharge J&J and each and every member of the J&J Group from any and all obligations, damages, costs, expenses, losses, judgments, covenants, agreements, breaches, liabilities, claims, rights, suits, actions, and proceedings whatsoever, whether known or unknown, in law or equity, that the Guidant Group may now have, has ever had or may hereafter have against any member of the J&J Group arising from, or in connection with, the Agreement and Plan of Merger, dated as of December 15, 2004, among Johnson & Johnson, Shelby Merger Sub Inc. and Guidant Corporation, the Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2005, among Johnson & Johnson, Shelby Merger Sub Inc. and Guidant Corporation, the Litigation or the claims asserted therein, or the making, having made, using, selling, offering for sale, or importing the Stents, provided that nothing herein shall be deemed to release the J&J Group with respect to J&J’s obligations under this Settlement Agreement.
6.Release by BSC. BSC and each of its parents, subsidiaries and affiliates and each of their present and former directors, managing directors, officers, employees, agents, and representatives (the “BSC Group”) hereby release and forever discharge J&J and each and every member of the J&J Group from any and all obligations, damages, costs, expenses, losses, judgments, covenants, agreements, breaches, liabilities, claims, rights, suits, actions, and proceedings whatsoever, whether known or unknown, in law or equity, that the BSC Group may now have, has ever had or may hereafter have against any member of the

J&J Group arising from, or in connection with, the Agreement and Plan of Merger, dated as of December 15, 2004, among Johnson & Johnson, Shelby Merger Sub Inc. and Guidant Corporation, the Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2005, among Johnson & Johnson, Shelby Merger Sub Inc. and Guidant Corporation, the Litigation or the claims asserted therein, or the making, having made, using, selling, offering for sale, or importing the Stents, provided that nothing herein shall be deemed to release the J&J Group with respect to J&J’s obligations under this Settlement Agreement.

7.Release by J&J. The J&J Group hereby releases and forever discharges Guidant and each and every member of the Guidant Group and the BSC Group from any and all obligations, damages, costs, expenses, losses, judgments, covenants, agreements, breaches, liabilities, claims, rights, suits, actions, and proceedings whatsoever, whether known or unknown, in law or equity, that the J&J Group may now have, has ever had or may hereafter have against any member of the Guidant Group or the BSC Group arising from, or in connection with, the Agreement and Plan of Merger, dated as of December 15, 2004, among Johnson & Johnson, Shelby Merger Sub Inc. and Guidant Corporation, the Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2005, among Johnson & Johnson, Shelby Merger Sub Inc. and Guidant Corporation, the Litigation or the claims asserted therein, provided that nothing herein shall be deemed to release the Guidant Group and the BSC Group with respect to Guidant’s and BSC’s obligations under this Settlement Agreement.
8.Waiver. The Parties agree that this Settlement Agreement shall be a full and complete release of claims specifically raised in the Litigation notwithstanding the possible future discovery of other claims integral to the claims specifically raised in the Litigation which they do not know or suspect to exist at this time. The Parties acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Settlement Agreement and which, if known or suspected at the time of entering into this Settlement Agreement, may have materially affected this Settlement Agreement. Nevertheless, the Parties hereby waive any right, claim, or cause of action that might arise as a result of such different or additional claims or facts but only to the extent that such rights, claims or causes of action were integral to the Litigation.
9.Successors and Assigns. This Settlement Agreement is binding on and for the benefit of all Parties and their respective officers, directors, employees, agents, heirs, executors, administrators, successors and assigns, wherever the context requires or admits, except as otherwise provided in Paragraph 4 above.
10.No Admissions by any Party. This Settlement Agreement is entered into for the sole purpose of consensually resolving contested matters and avoiding the costs, expenses and uncertainties associated with the nonconsensual resolution of such matters. Neither the execution of this Settlement Agreement nor the performance of any of the terms hereof shall constitute or be construed as an admission by any Party of any fact, obligation or liability, or of the merits of any claim or contention made by any Party against any other Party.

11.Affirmation of Ownership of Claims. Each Party warrants and represents that it has not assigned, transferred or purported to assign or transfer to any person or entity, either directly or indirectly, voluntarily or involuntarily, any claim, cause of action or right, or any portion thereof, based upon, arising from or in connection with any matter that is being released pursuant to paragraphs 5 through 7 of this Settlement Agreement. Each of the Parties covenants to indemnify and hold the other side harmless against any breach of this warranty and representation.
12.Disclosure. Each Party acknowledges that other Parties may be required by law to make public disclosure of the material terms of this Settlement Agreement, to wit, (a) the fact that the Litigation has been settled; (b) the identity of the settling Parties; (c) the amount of the Settlement Payment; and (d) BSC’s covenant described in Paragraph 4 above.
13.Entire Settlement Agreement, Integration. This Settlement Agreement and documents referenced herein contain the entire agreement between the Parties with respect to the subject matter hereof. No other agreements not specifically referred to herein, oral or otherwise, shall be deemed to exist between the Parties or to bind the Parties with respect to the subject matter hereof. All prior discussions and negotiations have been and are merged, integrated into and superseded by this Settlement Agreement. Each Party specifically agrees that, in entering into this Settlement Agreement, it has not relied on any representation or opinion of fact, law or otherwise, made by any other Party or attorney, other than the representations set forth herein, if any.
14.Warranties and Signatures. The individuals signing this Settlement Agreement hereby represent and warrant that they and each of them are duly authorized and empowered to act on behalf of and sign for the Parties for whom they have signed, respectively.
15.Execution of Settlement Agreement. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of one and the same document. Further, this Settlement Agreement may be executed by facsimile signatures, and such facsimile signatures shall be deemed to be originals for all purposes.
16.Severability. If any provision of this Settlement Agreement or the application thereof is held invalid or unenforceable, such invalidation shall not affect other provisions or applications of this Settlement Agreement and to this end, the provisions of this Settlement Agreement are declared to be severable
17.Governing Law. The construction, interpretation, operation, effect and validity of this Settlement Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles.
18.Waiver or Amendment only by Writing. No breach of any provision hereof can be waived unless done so in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or other provisions hereof. This Settlement Agreement may be amended only by written agreement of all of the Parties.
19.Cooperation. The Parties shall cooperate fully in the execution of any and all other documents and in the undertaking or completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Settlement Agreement.

20.No Waiver. No failure or delay by any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial excuse of any such right, power, or privilege preclude any other or further exercise thereof.
21.Notices. All notices, requests and other communications to any party hereunder shall be in writing to the attention of the receiving party’s general counsel.
22.Interpretation. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. No one of the parties hereto shall be considered the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter thereof.
23.Dispute Resolution. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the United States District Court for the Southern District of New York.
(Signatures are on the following page.)

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be duly executed as of the date first above written.
JOHNSON & JOHNSON
By: /s/ Michael Ullmann
Name:    Michael Ullmann
Title: General Counsel

GUIDANT CORPORATION
By:     /s/ Daniel J. Brennan
Name: Daniel J. Brennan
Title: Vice President and Chief Financial Officer

BOSTON SCIENTIFIC CORPORATION

By:     /s/ Daniel J. Brennan
Name: Daniel J. Brennan
Title: Executive Vice President and Chief Financial Officer

Exhibit A
United States District Court
Southern District of New York

-------------------------------------------	x	Civil Action No. 06-7685 (RJS) Stipulation of Dismissal
JOHNSON & JOHNSON, a New Jersey Corporation, Plaintiff, - against - GUIDANT CORPORATION, an Indiana Corporation, Defendant.	: : : : : : : : : : :
-------------------------------------------	x

IT IS HEREBY STIPULATED AND AGREED as follows:

1.    Pursuant to a Settlement Agreement reached between Plaintiff Johnson & Johnson (“J&J”) and Defendants Guidant Corporation and Boston Scientific Corporation, J&J hereby dismisses the present action, with prejudice. Each party shall bear its own costs and fees.
2.    This Stipulation may be executed in counterparts and electronically scanned signatures shall be considered the same as originals.

Dated:    New York, New York
________, 2015

By: /s/ Harold P. Weinberger___________ Harold P. Weinberger (HW-3240) Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9100 Attorneys for Johnson & Johnson
By:_/s/ William S. Ohlemeyer___________

William S. Ohlemeyer
Boies, Schiller & Flexner LLP
Armonk, New York 10504
(914) 749-8200 (telephone)
(914) 749-8300 (facsimile)

Attorneys for Guidant Corporation and Boston Scientific Corporation